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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------


                                    FORM 8-K


                          ----------------------------



                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 March 29, 1999
                Date of Report (Date of earliest event reported)

                                     1-14559
                             Commission File Number



                             MUSE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)



                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   85-0437001
                     (I.R.S. Employer Identification Number)




                                1601 Randolph SE
                          Albuquerque, New Mexico 87106
               (Address of Principal Executive Offices) (Zip Code)



                                 (505) 843-6873
              (Registrant's telephone number, including area code)


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Item 5. Other Events.

                  Muse Technologies, Inc. (the "Company") entered into an Employment Termination Agreement dated as of March 29, 1999 (the "Agreement") with Dr. Creve Maples, a founder of the Company, whereby Dr. Maples has resigned as an officer and director of the Company and has been appointed, and agreed to serve, as Chief Scientist pursuant to a consulting arrangement with the Company through December 31, 1999. Pursuant to the Agreement, Dr. Maples will receive a monthly consulting fee of $3,000 through June 30, 1999 and approximately $14,600 through December 31, 1999. In addition, the Company will reimburse Dr. Maples for the cost of COBRA health coverage during the period ending on the earlier of June 30, 2000 or Dr. Maples' subsequent employment. The Agreement also provides for the repurchase of options to purchase 310,526 shares of Common Stock of the Company for an aggregate purchase price of $1,340,000, and also includes cancellation of options to purchase 175,000 shares of Common Stock granted under Dr. Maples prior employment agreement, rights of first refusal on future sales of shares of Common Stock held by Dr. Maples at a discount to the then market price and certain standstill provisions. The Agreement also contains a three-year non-compete provision, which, after July 1, 1999, the Company has the option to pay Dr. Maples approximately $14,600 per month in order to maintain such non-compete provision.

                  The Company believes that entering into the Agreement was in the best interests of the Company, provides adequate protection of the Company's intellectual property, assures an orderly and amicable transition of responsibilities and provides Dr. Maples with the ability to pursue other non-competing endeavors.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      not applicable

         (b)      not applicable

         (c)      not applicable


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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 12, 1999                         MUSE TECHNOLOGIES, INC.



                                             By: /s/ Curtiz J. Gangi
                                                 -------------------------------
                                             Name:   Curtiz J. Gangi
                                             Title:  President and Principal
                                                     Executive Officer


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